Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES: FIRST QUARTER EARNINGS, UP 15 PERCENT

POWHATAN, VA.,   April 26, 2005 / PR Newswire /  - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported first quarter 2005 earnings of $1,170,669 an increase of $148,845 or 14.6 percent when compared to $1,021,824  in the first quarter of 2004. On a per share basis, basic earnings were $0.52 per share an increase of 13 percent versus $0.46 per share in the first quarter of the prior year. On a fully diluted basis, net income per share was $0.51 an improvement of 13 percent compared to $0.45 in the comparable period of the prior year.  For the first quarter, the return on average assets was 1.23 percent versus the prior year’s 1.12 percent. The return on average shareholders equity was 14.61 percent compared to 13.85 percent in last year’s first quarter. At quarter end, shareholders equity stood at $30.6 million, versus $31.1 million in the first quarter of 2004. Accordingly, the book value of a share of common stock was $13.53 compared to $13.90 in 2004.

The fully tax equivalent net interest income in the first quarter was $3.63 million, an increase of 7.8 percent compared to $3.37 million in the first quarter of 2004. The tax equivalent net interest margin was 4.13 percent for the quarter versus 4.01 percent in first quarter 2004. Non-interest income declined slightly ending the quarter at $591,049 a decrease of 9 percent from the prior year’s first quarter total of $648,757. This change is attributable to lower volume and revenue from sales of non-deposit investment products, the absence of any net securities gains resulting from normal investment portfolio management, and a decline in the volume and resulting fees from our secondary market mortgage loan activity. There was no loan loss provision expense for the quarter compared to $142,500 in the comparable quarter of last year. This decision was due to several factors: the absence of loan growth since year-end 2004, a continuing improvement in asset quality as evidenced by the lowest relative levels of non-performing assets in the bank’s recent history, no net charge-offs for the quarter, and the current balance of the reserve represents 1.52 percent of net loans, as compared to 1.50 percent at year-end 2004, and 1.53 percent in the first quarter of 2004. Nonperforming assets at quarter-end 2005 totaled $581,393, a decline of $418,456 from the December 31, 2004 balance of $999,849, and a decline of $2.4 million from the first quarter 2004’s balance of $2,984,944. The reserve for loan losses now represents 467 percent of quarter-end nonperforming assets.

Average earning assets in the first quarter were $351.9 million an increase of  $15.5 million or 4.6 percent compared to $336.5 million in the corresponding quarter last year. Average loan balances grew to $180.5 million, an increase of 11.4 percent from the prior year’s first quarter average balances of $162.1 million. The bank's investment securities portfolio averaged $169 million, a contraction of $3.5 million from $172.5 million in first quarter 2004, providing some of the funding for the increase in loans. Average overnight funds sold increased to $1.9 million from $1.5 million in the comparable quarter of last year . Our deposits continue to grow, averaging $309.9 million for the quarter a 5.7 percent increase versus last year’s first quarter average of $293.3 million. The combined average balances of overnight advances, and term borrowings from the FHLB, Overnight Fed Funds and Repurchase agreements, and long-term Capital Trust Preferred totaled $38.2 million a decrease of $2.6 million from the prior year’s average of $40.8 million. Average total assets grew by $16.9 million or 4.6 percent to $381.3 million for the quarter.

Non-interest expense increased by 11 percent to $2.6 million in the first quarter 2005 versus $2.3 million last year. Increases in salaries and benefits, represent the largest component of the overall increase and resulted from the general growth of the bank. Occupancy expense increased by 28 percent to $121 thousand largely due to the Bellgrade branch which was not open in the first quarter 2004. Legal and professional fees, increased to $68 thousand from $24 thousand in the prior year, while other miscellaneous expense increased by $49 thousand to $387 thousand, and comprise the remainder of significant increases. The company will continue its efforts to control expense growth, and improve its efficiency ratio, which was 60.5 percent for the quarter compared to 57.2 percent in the prior year.

Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc., commented: “First quarter earnings and profitability continue to meet our expectations, deposit growth continues but at a more historical rate thus our earning assets have grown accordingly. We believe our bank is well positioned to continue its record of outstanding performance in the future.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge and assumptions about future events, and may address issues that involve significant risks, uncertainties, and estimates, that may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 32 year old community bank based in Powhatan County, a suburb of Richmond. It operates eight branch offices, two each in Powhatan and the adjacent county of Cumberland, three in western Chesterfield, and one branch in western Henrico County.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.:

SOURCE:

Central Virginia Bankshares, Inc.

CONTACT:

Charles F. Catlett, III  - Senior Vice President and Chief Financial Officer,  (804) 403-2002

Central Virginia Bankshares, Inc.	First Quarter
	(Unaudited)
	2005	2004

Net Income	1,170,669	1,021,824
Interest & Fees on Loans	3,100,161	2,594,177
Interest on Investments	2,277,751	2,352,132
Interest on Funds Sold	10,996	2,138
Interest on Deposits	1,608,770	1,463,191
Interest on Borrowings	359,856	328,279
Net Interest Income (FTE)	3,633,844	3,370,810
Non Interest Income	591,049	648,757
Loan Loss Provision	0	142,500
Interest Expense	1,968,626	1,791,470
Non Interest Expense	2,554,181	2,300,920
Period End Balances:
Investment Securities	168,835,338	162,083,315
Fed Funds Sold	2,726,000	9,250,000
Loans (net of Unearned Discount)	178,825,888	170,013,243
Loan Loss Reserve	2,715,143	2,600,105
Non Interest Bearing Deposits	39,598,331	36,095,515
Total Deposits	315,075,972	298,270,817
Borrowings	36,213,000	36,079,500
Assets	383,615,843	368,325,827
Period End Shareholders Equity	30,624,210	31,102,039
Average Balances:
Average Assets	381,384,116	364,485,622
Average Earning Assets	351,930,794	336,466,020
Investment Securities	169,055,979	172,530,231
Federal Funds Sold	1,888,554	1,453,033
Loans (net of Unearned Discount)	180,526,717	162,055,307
Non Interest Bearing Deposits	39,296,219	35,597,322
Total Deposits	309,949,380	293,308,464
FHLB Overnight Advances	1,200,000	7,439,560
FHLB Term Borrowings	29,300,000	21,824,176
Fed Funds Purchased & REPO	2,691,400	6,548,852
Average Shareholders Equity	32,052,777	29,506,366
Average Shares Outstanding - Primary	2,262,243	2,229,521
Average Shares Outstanding Fully Diluted	2,308,567	2,276,236
Asset Quality:
Charged Off Loans	24,794	3,813
Recoveries	41,315	6,974

Period End: Non -Accrual Loans	244,162	18,408
Loans Past Due 90 Days or More	219,471	2,808,537
Other Non Performing Assets	117,760	140,000
Other Real Estate	-	18,000
Total Non Performing Assets	581,393	2,984,945
Per Share Data & Ratios:
Net Income Per Share - Basic	$ 0.52	$ 0.46
Net Income Per Share - Diluted	$ 0.51	$ 0.45
Period End Book Value Per Share	$ 13.53	$ 13.90
Return on Average Assets	1.23%	1.12%
Return on Average Equity	14.61%	13.85%
Efficiency Ratio	60.46%	57.24%
Average Loans to Average Deposits	58.24%	55.25%
Reserve for Loan Losses / Loans EOP	1.52%	1.53%
Net Interest Margin (FTE)	4.01%	4.01%

SOURCE:

Central Virginia Bankshares, Inc.

CONTACT:

Charles F. Catlett, III  - Senior Vice President and Chief Financial Officer,  (804) 403-2002